Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan of (i) our reserves report relating to QuarterNorth Energy LLC, dated March 18, 2024, included as an exhibit to Talos Energy Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 3, 2024 (File No. 001-38497) and (ii) our reserves reports relating to QuarterNorth Energy Inc., dated January 15, 2024, included as exhibits to Talos Energy Inc.’s Current Report on Form 8-K of the Company, filed with the Securities and Exchange Commission on January 17, 2024 (File No. 001-38497).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr
Richard B. Talley, Jr
Chief Executive Officer

Houston, Texas

August 8, 2024